Exhibit 10.7

Unofficial English Translation

Plant Lease Agreement

Party A: ZhongYun Instrument Sales Limited, High-Tech Industrial Development Zone, Urumqi

Party B: Beijing Agritech Fertilizer Limited, Xinjiang Branch

Through the equal and mutual negotiation, with regard to the matter that Party A leases Party B its legally owned land, plant and office, both parties agree as follows:

1.
The plant of Party A is located in No. 10 (a temporary number), Weisi Road, North Zone Industrial Park, Gaoxin District, Urumqi, Xinjiang. The total coverage of the plant area is 25 mu. Party A leases Party B 110 m² of the office and 3000 m² of the plant of the total plant area. In case the actual building coverage is lower than the agreed coverage stated in this agreement and the drawing, the rent of Party B shall be deducted pro rata.

2.
Party A shall deliver the plant to Party B prior to June 10, 2007. The term of the lease starts from June 10, 2007 to June 10, 2017. The term of the lease is 10 years. In the event that the term of the lease is less than one year, the rent shall be calculated according to the average daily rent. The rent shall be adjusted according to the market price after three years of the term. The adjustment range shall not exceed 16% of the original total amount of the rent.

3.
The total amount of the rent (the actual rent) is RMB 300,000/ year. Within 10 days upon signing the agreement, Party B shall pay Party A RMB 300,000 of the one-year rent (from June 10, 2007 to June 10, 2008) Afterward, Party B shall pay Party A RMB 150,000 within 10 days prior to the start date of the next half-year term. In the event that Party B defers to pay rents for one month, Party A is entitled to terminate the agreement and hold Party B liable for its breach in accordance with the agreement. Party A shall provide Party B with an invoice of the same amount of the paid rent from Party B. The rent calculation date starts from the date that Party A delivers the land and plant to Party B, Party B accepts them after examining and both parties sign the closing list. Upon the closing, Party A shall present the certificates of land use, the construction plan, compliance certificates of the fire safety from the relevant agencies to guarantee the regular use for Party B, otherwise Party A shall compensate Party B its losses arising from the breach.

4.	Under the circumstance that Party B shall not alter the general landscape and function of the plant, it may partially alter, expand and improve the plant.

5.
The calculation of fees of water, electricity, and heating: Party A is responsible for installing the water, electric and heating meters in the office and the plant. The premises management personnel of Party A will record the meters monthly and charge to Party B according the records. Party A shall deliver the receipts of water, electricity and heating fees to Party B. Party B shall pay the aforesaid fees within three days upon the receipt of the regular business expense receipts and invoices.

6.
Party A shall be responsible for installing water, electric and heating systems on the plant and the office, and the water system shall be activated for use. Party A shall install two telephones on the office Party B leases. The telephone bills shall be paid by Party B. Party A shall be responsible for the maintenance of the electric, water and heating systems on the plant, and the relevant maintenance expenses as well to guarantee the regular use of Party B.

7.
During the term of the lease, in case Party B discovers any damage or malfunction of the plant, the office and their affiliated facilities due to quality problems that do not attributed to the misuse of Party B, it shall timely notify Party A to repair them. Party A shall conduct the repair within three days upon the receipt of the notice. In the event that Party A does not repair them within the aforesaid period, Party B may repair them on behalf of Party A, and the relevant expenses shall be assumed by Party A.

8.
Party A has the legal right to rent the plant, and shall not create any mortgage on the plant, or sell the plant during the term of the lease. In the event that Party A does not have the legal right to rent the plant, and affect the use of the plant for Party B, Party A shall return the received rent and compensate the economic losses of Party B.

9.	Party B shall not sublease the plant during the term of the lease. In the event Party B breach the agreement or early terminate or cancel the agreement, Party A will not return the received rent.

10.	To prevent from affecting use of the plant for Party B, Party A shall not alter the structure and usage of the plant hereof, when Party A leases the adjacent building to the third party.

11.
Party B has the first renewal right under the same terms and conditions after the termination of the agreement. In the event that Party B plans on renewing the lease, it shall send Party A an one-month prior notice to Party A, and sign the renew agreement.

12.
Party B shall comply with the relevant laws and regulations of the State during the term of the lease. In the event that Party B violates any laws and regulations, it shall be responsible for any liabilities incurred. Party A is not responsible for any of aforementioned violations of Party B.

13.
Upon the expiration or the cancellation date of the agreement, both parties shall inspect the plant and equipments together. In case the damages are deemed to be intentionally caused by people, Party B shall be liable for the compensations. The ordinary exhaust due to the regular use shall not be included in the compensations.

14.
Both parties shall perform their duties in accordance with the agreement. Any dispute arising from or in connection with this agreement or any unspecified matters shall be negotiated by both parties. In the event that both parties fail to reach an agreement, either party may submit the dispute to the courts.

15.	The security work shall be assumed by the regular security company. The relevant expenses are divided equally by both parties.

16.
Any matter not specified in this agreement may be negotiated by both parties and sign the supplement to the agreement. The supplement and this agreement have the same legal effect and are equally binding to both parties.

17.	In the event that the natural disaster, the adjustment of the national policy and any other event of force majeure occur, both parties shall negotiate to reach an agreement.

18.	This agreement consists four original copies, and take effect upon the signing by both parties. Party A and Party B holds two copies respectively.

Party A
ZhongYun Instrument Sales Limited, High-Tech Industrial Development Zone, Urumqi
/s/ Jincheng Shi
Authorized Person:  Jincheng Shi

May 28, 2007

Party B
Beijing Agritech Fertilizer Limited, Xinjian branch
/s/ Yu Chang
Authorized Person:  Yu Chang

June 4, 2007